Exhibit 99.1

Cytori Announces New Annual Stockholders Meeting Date for June 18

May 28 Meeting Adjourned to Provide Additional Time to Obtain Approval of Key Business

SAN DIEGO, CA — (GLOBE NEWSWIRE) May 30, 2019 — Cytori Therapeutics, Inc. (Nasdaq: CYTX) today announced that it convened its annual meeting of stockholders on Tuesday, May 28, 2019 and adjourned the meeting until Tuesday, June 18, 2019, at 9:00 a.m., Pacific Time. The annual meeting was adjourned to allow the Company’s stockholders an additional opportunity to evaluate Proposal 4, relating to the approval of a reverse stock split of the Company’s common stock.  Although more than 64% of the votes cast were in favor of the reverse stock split (Proposal 4), approval requires the affirmative vote of a majority of the outstanding shares of common stock.

The annual meeting was adjourned until 9:00 a.m., Pacific Time, on June 18, 2019 at 3020 Callan Road, San Diego, California 92121, the Company’s headquarters and the original location of the annual meeting. The record date for the annual meeting remains March 29, 2019. Stockholders that have yet to vote are requested to do so prior to the new June 18 meeting date and are encouraged to vote in favor of the reverse stock split as outlined in the Company’s proxy materials.

Stockholders who have previously sent in proxy cards or given instructions to brokers do not need to re-cast their votes unless they want to change their vote.  Proxies previously submitted in respect of the meeting will be voted at the adjourned meeting unless properly revoked.

If stockholders have questions, need help voting shares, or want to change a vote in favor of Proposal 4, please call the voting center at (289) 695-3947.

About Cytori Therapeutics, Inc.

Cytori is developing, manufacturing, and commercializing nanoparticle-delivered oncology drugs.  Cytori is focused on the liposomal encapsulation of anti-neoplastic chemotherapy agents or other drugs which may enable the effective delivery of the agents to target sites while reducing systemic toxicity and improving pharamacokinetics.  Cytori’s pipeline consists of ATI-0918 pegylated liposomal doxorubicin hydrochloride for breast cancer, ovarian cancer, multiple myeloma, and Kaposi’s sarcoma, a complex/hybrid generic drug, and ATI-1123 patented albumin-stabilized pegylated liposomal docetaxel for multiple solid tumors.  For more information, please visit ir.cytori.com.

Cytori Therapeutics, Inc.

Gary Titus, +1 (858) 458.0900

ir@cytori.com

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